Exhibit 99.01

Xcel Energy Media Relations 414 Nicollet Mall, 401-7 Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com

Xcel Energy elects Timothy Welsh to Board of Directors
Welsh brings expertise in financial services and customer experience
MINNEAPOLIS (Aug. 23, 2023) – Xcel Energy announced today that Timothy Welsh has been elected to the company’s board of directors, effective immediately.
Welsh, who currently serves as vice chair for U.S. Bancorp’s Consumer and Business Banking, is an accomplished business and community leader with decades of experience in a variety of diverse fields, including financial services, customer experience, workforce development, and operations. Across several industries, Welsh’s work has centered on understanding consumer behavior and creating strategies to respond to consumer preferences. Welsh also brings a passion for helping enhance the vitality of the community and opportunities for its residents.
“With his extensive experience and track record of leadership, Tim will be an invaluable addition to our board,” said Bob Frenzel, chairman, president and CEO of Xcel Energy. “We look forward to Tim’s oversight and contributions — informed by his broad range of business leadership roles, expertise in finance, stellar track record in management consulting, insights into strategies that boost the customer experience and his commitment to the community in Minnesota and beyond.”
In his role at U.S. Bancorp, Welsh leads a team of more than 20,000 to drive the company’s overall consumer and small business strategy across its branch network, product management functions, mortgages, auto loans, deposits, and related activities.
Before joining U.S. Bancorp in 2017, Welsh spent more than 26 years at McKinsey & Co. in their Minneapolis-St. Paul offices, serving clients across a broad spectrum of industries including financial services, consumer package goods, and energy. Serving as senior partner with the company, Welsh was elected by his colleagues to McKinsey’s Shareholders Council, led McKinsey’s global learning and development function, and co-led the firm’s people strategy.
Welsh has extensive board experience, including serving as chair of the board for GREATER MSP and vice chair of the board of Allina Health. In addition, Welsh is a founder of the Itasca Project to improve the quality of life in Minneapolis and St. Paul, and a founding board member of Upside Foods (formerly Memphis Meats).
Welsh holds a master’s degree in business administration with distinction from Harvard Business School and a bachelor’s degree in social studies from Harvard University.

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About Xcel Energy
Xcel Energy (NASDAQ: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit xcelenergy.com or follow us on Twitter and Facebook.